EXHIBIT 99.1

Crown Holdings, Inc.

Consolidated Statements of Operations (Unaudited)
(modified)

(in millions except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2007	2006	2007	2006

Net sales	$1,871	$1,676	$7,727	$6,982

Cost of products sold	1,596	1,420	6,471	5,863
Depreciation and amortization	61	57	229	227

Gross profit	214	199	1,027	892

Selling and administrative expense	100	84	385	316
Provision for asbestos	29	10	29	10
Provision for restructuring	6	1	20	15
Provision for asset impairments and (gain)/loss on sale of assets	114	(62)	100	(64)
Interest expense	86	76	318	286
Interest income	(5)	(4)	(14)	(12)
Translation and foreign exchange adjustments	1	16	(12)	6

(Loss)/income before income taxes, minority interests and equity earnings	(117)	78	201	335
Benefit from income taxes	(462)	(104)	(400)	(62)
Minority interests and equity earnings	(19)	(14)	(73)	(55)

Income from continuing operations	326	168	528	342

Loss from discontinued operations
Loss from operations				(6)
Loss on disposal		(6)		(27)

Net income	$326	$162	$528	$309

Basic earnings/(loss) per average common share:
Continuing operations	$2.05	$1.04	$3.27	$2.07
Discontinued operations		(0.04)		(0.20)

Net income	$2.05	$1.00	$3.27	$1.87

Diluted earnings/(loss) per average common share:
Continuing operations	$2.00	$1.01	$3.19	$2.01
Discontinued operations		(0.04)		(0.19)

Net income	$2.00	$0.97	$3.19	$1.82

Weighted average common shares outstanding:
Basic	158,876,567	162,286,149	161,331,007	165,527,147
Diluted	162,741,499	166,666,073	165,464,273	169,750,763
Actual common shares outstanding	159,777,628	162,711,471	159,777,628	162,711,471

Crown Holdings, Inc.

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
(modified)

December 31,	2007	2006

Assets
Current assets
Cash and cash equivalents	$457	$407
Receivables, net	673	689
Inventories	1,030	957
Prepaid expenses and other current assets	74	60

Total current assets	2,234	2,113

Goodwill	2,199	2,185
Property, plant and equipment, net	1,604	1,608
Other non-current assets	942	503

Total	$6,979	$6,409

Liabilities and shareholders’ equity/(deficit)
Current liabilities
Short-term debt	$45	$78
Current maturities of long-term debt	38	43
Other current liabilities	2,000	1,835

Total current liabilities	2,083	1,956

Long-term debt, excluding current maturities	3,354	3,420
Other non-current liabilities and minority interests	1,527	1,527
Shareholders’ equity/(deficit)	15	(494)

Total	$6,979	$6,409